Exhibit 99.1
NEWS RELEASE

                                                 Contact: Dollar Financial Corp.
                                                              Financial Dynamics
                                                       Mark McCall, 212-850-5641

FOR IMMEDIATE RELEASE
---------------------

              Dollar Financial Corp. Outlines Plan for Future U.S. Consumer Lending Operations and Reaffirms Fiscal 2005 Guidance

 In Response to Recent FDIC Guidance, Dollar Will Transition 266 U.S. Stores to
       Company-Funded Loan Model; Loan Operations in Canada and the U.K.
                      Will Not Be Impacted By FDIC Guidance

BERWYN, Pa., June 16, 2005 - Dollar Financial Corp. (NASDAQ:DLLR - News), a leading international financial services company serving under-banked consumers, today announced that it is transitioning 266 U.S. stores from the bank-funded model to the company-funded model. The banks that Dollar partners with to offer short term loans to consumers have recently informed the Company that the revised FDIC guidance on payday lending issued in March 2005 will become effective on July 1, 2005.

Don Gayhardt, the Company's President, stated, "We are pleased to announce that in response to the FDIC revised guidance, the Company will transition to offering company-funded short-term loan products to our customers under state laws in most of the states where we presently partner with banks to offer these loans. The Company presently operates 63 stores in 5 states on the company-funded loan model, and therefore has the management experience, requisite systems and training materials already in place to successfully accomplish this planned transition. In fact, the Company has effectuated similar transitions between company-funded and bank-funded models in various states, including California, in recent years. In addition, the Company has substantial operations in the United Kingdom and Canada, which are not impacted by this recent guidance."

All of the 266 company operated stores in Arizona, California, Hawaii, Nevada, New Mexico, Ohio, Utah, Washington, and Washington, D.C will transition to the company-funded loan model.

In addition, as part of the transition, the Company has terminated its relationship with County Bank of Rehoboth Beach, Delaware, and has amended its present relationship with First Bank of Delaware. The Company's 20 stores in Pennsylvania and Texas will operate as a marketing and servicing agent for First Bank of Delaware under the bank-funded model. Loan operations will be conducted in compliance with the recently issued revised FDIC guidance, and all of these stores will continue to offer the check cashing, Western Union, money orders and other services being offered presently to consumers.

Mr. Gayhardt continued, "First Bank of Delaware has been and will continue to be a valuable partner and we look forward to working with them in our Pennsylvania and Texas stores, for our direct to consumer program, as well as in the introduction of new bank credit products that meet the needs of our customers."

The Company estimates that store revenue will be reduced for the 266 stores transitioning to the company-funded model in the range of $8 to $12 million for the Company's fiscal year ending June 30, 2006. Dollar will increase its company-funded consumer loan portfolio for these 266 stores by approximately $9 million over the course of the first fiscal quarter of 2006 ending September 30, 2005. The Company believes it is adequately capitalized to fund this addition to the portfolio.

Additionally,  the Company is  discontinuing  its  operations as a marketing and servicing agent for consumer loans that are fulfilled through document transmitter locations. The Company estimates that this will result in a loss of approximately $4 million of revenue for the Company's fiscal year ending June 30, 2006 with a minimal impact on income before income taxes.

Jeff Weiss, the Company's Chairman and CEO, commented, "In conclusion, we continue to believe the impact of the FDIC guidance on our store operations will be manageable and are pleased to have addressed the uncertainty surrounding this issue. We are reaffirming our previous guidance for the Company's fiscal year ending June 30, 2005. Specifically, we are projecting fiscal 2005 revenue to be between $282.0 and $285.0 million and EBITDA to be between $75.0 million and $76.0 million. Our long-term strategy has been and continues to be built around having a strong product mix in a diversified set of international markets. This strategy provides us with a diverse base of revenue growth opportunities and we look forward to continuing to execute on our business model."

EBITDA is a non-GAAP financial measure. The most comparable GAAP financial measure is income before income taxes. The reconciliation between EBITDA and income before taxes is consistent with the Company's historical reconciliation as presented at the end of the Company's press release issued on May 4, 2005, which is available on the Company's website, www.dfg.com.

About Dollar Financial Corp.

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA(R) branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At March 31, 2005 we operated a network of 1,342 stores, including the 170 We the People legal document preparation services franchised locations and 700 company-operated stores, in 35 states, the District of Columbia, Canada and the United Kingdom. Our store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward-looking statements, including statements regarding the Company's future results, operating strategy and transition from a bank-funded consumer lending model to a company-funded consumer lending model. These forward-looking statements involve risks and uncertainties, including risks related to the impact of the Company's transition to a company-funded consumer lending model on the Company's business, results of operations, financial condition and prospects. There can be no assurance that the transition to a company-funded consumer lending model or other Federal, state or foreign legislative or regulatory activities affecting the Company will not negatively impact the Company's operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's final prospectus from the Company's initial public offering filed with the SEC on January 31, 2005. You should not place undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.